Exhibit No. 99

News Release

Media Line: 410 470-7433
www.constellation.com

Constellation Energy Nuclear Group	Constellation NewEnergy
Constellation Energy Commodities Group	Baltimore Gas and Electric Company
Constellation Energy Control & Dispatch Group	BGE Home
Constellation Energy Projects & Services Group

Media Contacts:

Robert L. Gould

Debra Larsson

410 470-7433

Investor Contacts:	Carim Khouzami
410 470-3544

Constellation Energy Reports Fourth Quarter and Full Year 2008 Results

Cites Significant Progress on Previously Announced Strategic Initiatives, Provides 2009 and 2010 Guidance

BALTIMORE, Feb. 18, 2008 - Constellation Energy (NYSE: CEG) today reported results for the fourth quarter of 2008 and fiscal year ended Dec. 31, 2008.

Summary Highlights:

•                  Reported adjusted earnings per share (EPS) of $3.57 and $0.03, respectively, for the full year and fourth quarter 2008; reported GAAP earnings were a loss of $7.34 and $7.75, respectively, for the full year and fourth quarter 2008

•                  Entered into nuclear joint venture in which EDF Development Inc. will acquire a 49.99 percent interest in Constellation Energy Nuclear Group’s existing nuclear assets

•                  Curtailed energy trading activities in conjunction with ongoing commodities portfolio de-risking effort

•                  Announced sale of international coal and freight and downstream gas businesses

•                  Set 2009 earnings guidance of $2.90 to $3.20 per share and provided 2010 guidance of $3.05 to $3.45 per share

•                  Announced quarterly dividend equivalent to 96 cents per share annually, reduced from $1.91 per share, resulting in annual cash savings of approximately $190 million

For the full year 2008, adjusted earnings were $3.57 per share, down from adjusted earnings of $4.60 per share for the full year 2007.  Adjusted earnings exclude the impact of special items, discontinued operations, certain economic, non-qualifying hedges and synfuel earnings.  On a GAAP basis, the company lost $7.34 per share for the full year 2008, compared with earning $4.50 per share in 2007. For 2008, special items primarily reflected expenses of $6.72 per share related to the company’s merger activities and impairment charges of $3.04 per share recorded in the third and fourth quarters related to upstream gas properties, merchant energy segment goodwill and other investments adversely impacted by events in the financial markets.

For the fourth quarter of 2008, adjusted earnings per share was 3 cents, compared with $1.48 per share earned in the same period in 2007.  Adjusting for special items and certain economic, non-qualifying hedges totaling $7.78, reported GAAP earnings were a loss of $7.75 per share in the fourth quarter of 2008, compared with $1.42 per share earned in the fourth quarter of 2007.

“The rapid deterioration of the global credit and financial markets, coupled with one of the most volatile commodities markets in our history, made 2008 an extremely challenging year for our company,” said Mayo A. Shattuck III, chairman, president and chief executive officer, Constellation Energy. “To ensure our viability, the company was required in the fall of 2008 to execute rapidly on a series of strategic initiatives, including a proposed merger, to address the adequacy of our balance sheet and significant exposures in our capital-intensive commodities businesses. We moved decisively to protect the company during a time of great stress and preserved the strategic flexibility that allowed us to later enter into a more desirable joint venture with EDF.  Unfortunately, these necessary steps came at the expense of significant near-term losses and earnings dilution.

“Reflecting on the events of 2008, we have commenced a comprehensive restructuring that will emphasize our core businesses – owning and operating generation assets, selling energy to wholesale and retail customers, and providing safe and reliable regulated utility service to our Baltimore Gas and Electric customers. The successful restructuring will deliver more predictable earnings and free cash flow, position the company to reduce variability in collateral and liquidity positions, and provide investors with improved transparency.”

Strategic Actions

In December 2008, the company entered into a definitive agreement with EDF, under which EDF’s subsidiary, EDF Development Inc., would acquire 49.99 percent of Constellation Energy Nuclear Group’s existing nuclear assets. The proposed nuclear joint venture transaction remains on track and is expected to close in the third quarter of 2009.

In January and February 2009, the company entered definitive agreements to sell its London-based international commodities unit and downstream gas trading platform in Houston and expects to close both transactions by the end of the second quarter.  Upon close, it is expected that these transactions will reduce collateral requirements by approximately $1 billion and meaningfully improve liquidity. As of Dec. 31, 2008, the company’s net available liquidity was $2.35 billion.

The company is continuing to reduce the size and risk of its commodities and commercial businesses.  Energy trading activities will be scaled back and used primarily to hedge the company’s generation assets and customer supply business.  The company will further rightsize its commercial businesses to reflect current market conditions and the higher cost of contingent capital required to support these activities.

Earnings Outlook

Constellation Energy set earnings guidance for 2009 at $2.90 to $3.20 per share. The company expects earnings per share in 2010 in the range of $3.05 to $3.45.

 “The next 12 to 24 months will be a period of transition that if appropriately executed will help strengthen the company,” said Shattuck. “The EDF joint venture is critical to this transformation and we are working with our partner to close this transaction as quickly as possible.

“We are squarely focused on the execution of our near-term initiatives, which are designed to specifically stabilize our company in this challenging economic environment. When successfully executed, these initiatives position Constellation Energy to invest capital in projects with attractive risk-adjusted returns and build long-term shareholder value,” Shattuck concluded.

The following tables summarize adjusted EPS and EPS reported in accordance with GAAP for the company’s business segments and provide a reconciliation to total company reported earnings.

	Three Months Ended December 31,
	2008			2007
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.29	$0.23	(1)	$0.12	$0.17	(3)
Merchant Energy	(8.06)	(0.22	)(2)	1.26	1.27	(4)
Other Nonregulated	0.02	0.02		0.04	0.04
Diluted Earnings Per Share from Continuing Operations	(7.75)	0.03		1.42	1.48
Income from Discontinued Operations Assuming Dilution	—	—		—	—
Diluted Earnings Per Share	$(7.75)	$0.03		$1.42	$1.48

* Unaudited.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Subtraction of merger termination and strategic alternatives costs of $0.06 per share allocated to BGE in the third quarter of 2008 and reversed in the fourth quarter based on termination of MidAmerican merger in favor of EDF transaction and subtraction of effective tax rate impact related to Maryland settlement agreement of $0.03 per share.  Addition for workforce reduction costs of $0.02 per share and addition of earnings impact related to the Maryland settlement agreement of $0.01 per share.

(2) Addition of merger termination, Series A Preferred Stock conversion and strategic alternatives costs of $6.49 per share, addition of impairment losses and other costs of $1.27 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.07 per share, and addition for workforce reduction costs of $0.05 per share.  Subtraction of write-up of SO2 and NOx emission allowances inventory of $0.04 per share.

(3) Addition of deferred tax expense adjustment related to an increase in the Maryland corporate income tax rate of $0.05 per share.

(4) Addition of losses from our synthetic fuel processing facilities of $0.11 per share.  Subtraction of deferred tax benefit related to the increase in the Maryland corporate income tax rate of $0.05 per share and subtraction of mark-to-market gains on certain non-qualifying hedges of $0.05 per share.

	Year Ended December 31,
	2008			2007
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS PER COMMON SHARE	EPS*	EPS		EPS	EPS
Baltimore Gas and Electric	$0.21	$0.85	(1)	$0.69	$0.74	(3)
Merchant Energy	(7.58)	2.69	(2)	3.73	3.77	(4)
Other Nonregulated	0.03	0.03		0.09	0.09
Diluted Earnings Per Share from Continuing Operations	(7.34)	3.57		4.51	4.60
Income from Discontinued Operations Assuming Dilution	—	—		(0.01)	—
Diluted Earnings Per Share	$(7.34)	$3.57		$4.50	$4.60

* Unaudited.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of earnings impact related to the Maryland settlement agreement of $0.71 per share and addition for workforce reduction costs of $0.02 per share.  Subtraction of effective tax rate impact related to Maryland settlement agreement of $0.09 per share.

(2) Addition of merger termination, Series A Preferred Stock conversion and strategic alternatives costs of $6.72 per share, addition of impairment losses and other costs of $3.04 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.39 per share, addition of net write-down of SO2 and NOx emission allowances inventory of $0.09 per share, and addition for workforce reduction costs of $0.05 per share.  Subtraction of earnings from our synthetic fuel processing facilities of $0.02 per share.

(3) Addition of deferred tax expense adjustment related to an increase in the Maryland corporate income tax rate of $0.05 per share.

(4) Addition of impairment losses and other costs of $0.07 per share, addition of losses from our synthetic fuel processing facilities of $0.02 per share, and addition from workforce reduction costs of $0.01 per share.  Subtraction of deferred tax benefit related to the increase in the Maryland corporate income tax rate of $0.05 per share and subtraction of mark-to-market gains on certain non-qualifying hedges of $0.01 per share.

Baltimore Gas and Electric Company

Baltimore Gas and Electric Company (BGE) reported adjusted earnings of 85 cents for the full year of 2008, as compared to 74 cents per share in 2007.  BGE’s results for the full year 2008 were positively affected due to benefits from the Maryland settlement and lower costs, partially offset by higher bad debt and higher interest expense.

For the fourth quarter of 2008, BGE reported adjusted earnings of 23 cents per share, compared to adjusted earnings of 17 cents in the fourth quarter of 2007.  BGE’s performance in the fourth quarter of 2008 was positively affected due to benefits from the Maryland settlement and lower operating and maintenance costs, partially offset by lower electric distribution revenues due to milder weather and weaker economic conditions, higher bad debt and higher interest expense.

Merchant

On an adjusted basis, the merchant segment reported earnings of $2.69 per share for the full year 2008, compared to adjusted earnings of $3.77 per share in 2007.  For the fourth quarter of 2008, the merchant segment lost 22 cents per share, compared to adjusted earnings of $1.27 per share in the fourth quarter of 2007.  Merchant’s earnings for the year and fourth quarter of 2008 were negatively affected by lower gross margin at Global Commodities, primarily related to unfavorable portfolio management and trading results, unfavorable earnings at Customer Supply, mainly due to lower retail power margins, and higher interest expense, partially offset by favorable Generation gross margin due to the roll-off of below-market hedges.

Other Nonregulated

Constellation Energy’s other nonregulated businesses reported earnings of 3 cents for the full year 2008, as compared to 9 cents per share for 2007.  For the fourth quarter of 2008, the other nonregulated businesses reported earnings of 2 cents per share, compared to 4 cents per share over the same period in 2007.

Dividend Declaration

Constellation Energy’s board of directors declared a quarterly dividend of 24 cents per share on the company’s common stock, equivalent to 96 cents per share annually.  The dividend is payable April 1, 2009, to shareholders of record at the close of business on March 10, 2009.  During 2008, the quarterly dividend was 47.75 cents per share of the company’s stock, equivalent to $1.91 per share annually.  This dividend reduction will result in annual cash savings of approximately $190 million.

Financial Statements

The Dec. 31, 2008, unaudited financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, the impact of certain economic, non-qualifying hedges and synfuel earnings. The mark-to-market impact of these hedges is significant to reported results, but economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized in the future. Synfuel earnings are excluded due to the potential for oil-price volatility to result in a difficult-to-forecast phase-out of tax credits.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of items such as impairment losses, workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items, economic, non-qualifying hedges and synfuel results have been material to our operating results computed in accordance with GAAP.  Our 2009 and 2010 guidance excludes results of the UniStar joint venture and any impact from the operations and divestiture of our international coal and freight and gas trading operations, in addition to any other special items that may occur.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

The company plans to file its 2008 Form 10-K on or about Feb. 27, 2009.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Feb. 18, 2009

Constellation Energy will host a conference call at 8:30 a.m. (EST) on Feb. 18, 2009, to review the results and discuss its business outlook for 2009 and beyond.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:30 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call by dialing (888) 562-2796 or (203) 369-3746 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s Web site (http://www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will also be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located throughout the United States, totaling approximately 9,000 megawatts of generating capacity, and is among the leaders pursuing the development of new nuclear plants in the United States. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $19.8 billion in 2008.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Year Ended Dec. 31, 2008		Quarter Ended Dec. 31, 2008
	After-Tax Income (Expense) Impact		After-Tax Income (Expense) Impact
	($ millions)	(Per Share)	($ millions)	(Per Share)

Impairment Losses and Other Costs
Merchant energy segment goodwill	$(171.2)	$(0.96)	$(2.1)	$(0.01)
Upstream natural gas properties	(204.1)	(1.14)	(117.5)	(0.65)
Equity in Constellation Energy Partners (CEP), LLC	(77.8)	(0.43)	(43.6)	(0.24)
Nuclear decommissioning trust investments	(76.0)	(0.42)	(60.7)	(0.33)
Other marketable securities	(7.0)	(0.04)	(7.0)	(0.04)
Other costs	(8.3)	(0.05)	0.6	—
Total Impairment Losses and Other Costs	(544.4)	(3.04)	(230.3)	(1.27)

Merger Termination and Strategic Alternatives Costs	(1,204.4)	(6.72)	(1,167.1)	(6.43)

Losses on Non-qualifying Hedges	(70.1)	(0.39)	(12.8)	(0.07)

Allowance Inventory Write-Down	(15.3)	(0.09)	7.5	0.04

Workforce Reduction Costs	(13.4)	(0.07)	(11.8)	(0.07)

Maryland Settlement Credit	(126.5)	(0.71)	(1.2)	(0.01)

Effective Tax Rate Impact - Maryland Settlement Credit	16.0	0.09	5.2	0.03

Synfuel	4.3	0.02	—	—

Total Amounts Excluded to Arrive at Adjusted EPS	$(1,953.8)	$(10.91)	$(1,410.5)	$(7.78)

Impairment Losses and Other Costs

•                  Merchant segment goodwill — In connection with our annual review of goodwill for potential impairment, which occurs in the third quarter of each year, and in light of the continued trading of Constellation Energy’s common stock at a price less than carrying value for the entire company, we determined that the fair value of our merchant energy segment was below carrying value. Therefore, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we wrote-off all of our merchant energy segment goodwill.

•                  Upstream gas properties — As a result of the decline in market prices for natural gas and oil combined with our expectation that we will sell these properties rather than hold them for their full useful lives, we recorded impairment charges for certain of our upstream natural gas properties in the third and fourth quarters.

•                  Equity in Constellation Energy Partners (CEP) — We recorded impairments in the third and fourth quarters related to our equity method investment in CEP based on declines in the value of CEP’s ownership units that we considered to be other-than-temporary.

•                  Nuclear decommissioning trust investments — For securities held in our nuclear decommissioning trust funds, declines in fair value below book value are considered other-than-temporary and we write-down those securities to fair value immediately.  As a result of significant declines in the stock market, the fair value of several of the securities held in our nuclear decommissioning trust funds declined below book value, and we recorded associated impairment charges in the third and fourth quarters.

•                  Other marketable securities — In the fourth quarter, we recorded an impairment charge for a decline in the value of certain marketable securities that we own that we considered to be other-than-temporary.

•                  Other costs — In October 2008, we entered into an agreement to settle a class action complaint that alleged a subsidiary’s ash placement operations at a third-party site damaged surrounding properties.  As a result of this agreement, we accrued an estimated charge for this matter (net of expected insurance recovery).

Merger Termination and Strategic Alternatives Costs

In the third and fourth quarters, we recorded a total of approximately $1.2 billion of charges comprised as follows:

•                  $175 million payment for the termination of the pending merger agreement with MidAmerican Energy Holdings Company (MidAmerican),

•                  Approximately $945 million associated with the conversion of the 8 Percent Series A Preferred Stock,

•                  Approximately $15 million associated with the cancellation of the MidAmerican put agreement, and

•                  Approximately $70 million in costs associated with our consideration of the MidAmerican merger, the EDF transaction and other strategic alternatives.

Allowance Inventory Write-Down

On July 11, 2008, the United States Court of Appeals for the D.C. Circuit issued an opinion vacating the Clean Air Interstate Rule (CAIR).  Due to the ongoing uncertainty caused by this court decision, market prices for sulfur dioxide (SO2) and annual nitrogen oxide (NOx) allowances declined and we recorded write-downs of our SO2 and NOx emission allowance inventories to reflect market prices at Sept. 30, 2008.  This third quarter charge was partially offset by a gain on certain derivative contracts we had for the forward sale of emission allowances that benefitted from the lower market prices.

On Dec. 23, 2008, the Court reversed its earlier ruling and market prices for SO2 and annual NOx allowances increased requiring us to reverse a portion of the write-downs we recorded at Sept. 30, 2008.

Losses on Non-qualifying Hedges

We recognized losses related to certain non-qualifying hedges of gas transportation rights, international freight contracts and gas storage contracts, which are economic hedges that do not meet the criteria or are not designated for cash-flow hedge accounting under FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and thus are required to be marked-to-market. These mark-to-market losses are essentially timing differences that are expected to be offset as we realize the related accrual contracts in cash in future periods.

Workforce Reduction Costs

We recorded charges in connection with the restructuring of our merchant energy segment’s retail customer supply workforce approved in September 2008 and a broader restructuring of our workforce across all of our operations in December 2008.

Maryland Settlement Credit

In April 2008, BGE accrued the $170 per residential electric customer credit provided for in the settlement agreement with the State of Maryland and the Maryland Public Service Commission. These credits, totaling approximately $189 million, were applied to BGE customer bills primarily during the third quarter with a smaller amount in the fourth quarter.

Effective Tax Rate Impact - Maryland Settlement Credit

BGE’s 2008 income tax expense was reduced as a result of the customer credits it granted pursuant to its settlement agreement discussed above.  We have excluded that income tax expense impact to be consistent with how we treated the related $189 million non-recurring charge.

Synfuel

We have removed a gain generated during the first quarter, primarily related to the final true-up of the estimated tax-credit phase-out that we recorded in 2007 based on oil price and inflation information published by the IRS in the first quarter of 2008.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$3,946.8	$4,462.5	$16,134.0	$17,794.6
Regulated electric revenues	699.2	618.3	2,679.5	2,455.6
Regulated gas revenues	280.4	268.6	1,004.8	943.0
Total revenues	4,926.4	5,349.4	19,818.3	21,193.2

Expenses
Fuel and purchased energy expenses	3,900.8	4,022.3	15,521.3	16,473.9
Operating expenses	594.3	644.7	2,378.8	2,447.4
Merger termination and strategic alternatives costs	1,165.2	—	1,204.4	—
Impairment losses and other costs	264.7	—	741.8	20.2
Workforce reduction costs	20.0	—	22.2	2.3
Depreciation, depletion, and amortization	158.7	144.3	583.2	557.8
Accretion of asset retirement obligations	17.6	16.4	68.4	68.3
Taxes other than income taxes	74.8	69.2	301.8	288.9
Total expenses	6,196.1	4,896.9	20,821.9	19,858.8
(Losses) Gains on Sales of Upstream Gas Assets	(66.0)	—	25.5	—
(Loss) Income from Operations	(1,335.7)	452.5	(978.1)	1,334.4
Gain on Sales of CEP LLC Equity	—	11.2	—	63.3
Other (Expense) Income	(93.6)	41.9	(52.3)	158.6
Fixed Charges
Interest expense	146.8	80.1	399.1	311.8
Interest capitalized and allowance for borrowed funds used during construction	(23.8)	(5.8)	(50.0)	(19.4)
BGE preference stock dividends	3.3	3.3	13.2	13.2
Total fixed charges	126.3	77.6	362.3	305.6
(Loss) Income from Continuing Operations Before Income Taxes	(1,555.6)	428.0	(1,392.7)	1,250.7
Income Tax (Benefit) Expense	(149.7)	169.9	(78.3)	428.3
(Loss) Income from Continuing Operations	(1,405.9)	258.1	(1,314.4)	822.4
Loss from discontinued operations, net of income taxes of $1.5	—	—	—	(0.9)
Net (Loss) Income	$(1,405.9)	$258.1	$(1,314.4)	$821.5

(Loss) Earnings Applicable to Common Stock	$(1,405.9)	$258.1	$(1,314.4)	$821.5

Average Shares of Common Stock Outstanding - Basic	181.4	179.3	179.1	180.2
Average Shares of Common Stock Outstanding - Diluted	181.4	181.8	179.1	182.5

(Loss) Earnings Per Common Share from Continuing Operations -Basic	$(7.75)	$1.44	$(7.34)	$4.56
Loss from discontinued operations - Basic	—	—	—	(0.01)
(Loss) Earnings Per Common Share - Basic	$(7.75)	$1.44	$(7.34)	$4.55

(Loss) Earnings Per Common Share from Continuing Operations - Diluted	$(7.75)	$1.42	$(7.34)	$4.51
Loss from discontinued operations - Diluted	—	—	—	(0.01)
(Loss) Earnings Per Common Share - Diluted	$(7.75)	$1.42	$(7.34)	$4.50

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2008	2007
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$202.2	$1,095.9
Accounts receivable (net of allowance for uncollectibles of $240.6 and $44.9, respectively)	3,389.9	4,289.5
Fuel stocks	717.9	591.3
Materials and supplies	224.5	207.5
Derivative assets	1,465.0	760.6
Unamortized energy contract assets	81.3	32.0
Restricted cash	1,030.5	41.9
Deferred income taxes	268.0	300.7
Other	815.5	366.2
Total current assets	8,194.8	7,685.6
Investments And Other Assets
Nuclear decommissioning trust funds	1,006.3	1,330.8
Other investments	421.0	542.2
Regulatory assets (net)	494.7	576.2
Goodwill	4.6	261.3
Derivative assets	851.8	1,030.2
Unamortized energy contract assets	173.1	178.3
Other	360.4	370.6
Total investments and other assets	3,311.9	4,289.6
Property, Plant And Equipment
Nonregulated property, plant and equipment	8,866.2	8,087.0
Regulated property, plant and equipment	6,419.4	6,051.2
Nuclear fuel (net of amortization)	443.0	374.3
Accumulated depreciation	(5,012.1)	(4,745.4)
Net property, plant and equipment	10,716.5	9,767.1
Total Assets	$22,223.2	$21,742.3
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$855.7	$14.0
Current portion of long-term debt	2,591.5	380.6
Accounts payable and accrued liabilities	2,307.7	2,630.1
Customer deposits and collateral	120.3	146.6
Derivative liabilities	1,241.8	1,134.3
Unamortized energy contract liabilities	393.5	392.2
Accrued expenses	374.6	528.5
Other	514.2	427.5
Total current liabilities	8,399.3	5,653.8
Deferred Credits And Other Liabilities
Deferred income taxes	677.0	1,588.5
Asset retirement obligations	987.3	917.6
Derivative liabilities	1,115.0	1,118.9
Unamortized energy contract liabilities	906.4	1,218.6
Defined benefit obligations	1,354.3	828.6
Deferred investment tax credits	44.1	50.5
Other	249.6	155.9
Total deferred credits and other liabilities	5,333.7	5,878.6
Long-Term Debt
Long-term debt of nonregulated businesses	5,467.0	2,830.8
Long-term debt of BGE	1,443.0	1,334.2
Rate stabilization securitization bonds of BGE	564.4	623.2
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(41.9)	(4.8)
Current portion of long-term debt	(2,591.5)	(380.6)
Total long-term debt	5,098.7	4,660.5
Minority Interests	20.1	19.2
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	3,164.5	2,513.3
Retained earnings	2,228.7	3,919.5
Accumulated other comprehensive loss	(2,211.8)	(1,092.6)
Total common shareholders’ equity	3,181.4	5,340.2
Total Liabilities And Equity	$22,223.2	$21,742.3

Certain prior-year amounts have been reclassified to conform with the current year’s presentation.

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics (Unaudited)

			Year Ended December 31,
			Oil &	Hydro &
	Nuclear	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2008	63.2	32.2	1.0	2.2	1.4	100.0
2007	61.2	34.4	0.9	2.0	1.5	100.0

Thousands of MWH
2008	32,174	16,372	533	1,122	722	50,923
2007	31,598	17,758	482	1,042	740	51,620

Utility Operating Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

ELECTRIC
Revenues (In Millions)
Residential	$455.0	$390.1	$1,695.9	$1,514.9
Commercial
Excluding Delivery Service Only	150.4	134.4	604.0	577.4
Delivery Service Only	54.2	56.1	222.8	217.0
Industrial
Excluding Delivery Service Only	7.1	7.5	31.3	31.6
Delivery Service Only	6.0	7.1	27.1	27.8
System Sales	672.7	595.2	2,581.1	2,368.7
Other	26.5	23.2	98.6	87.0
Total	$699.2	$618.4	$2,679.7	$2,455.7

Distribution Volumes (In Thousands) - MWH
Residential	3,045	2,868	13,023	13,365
Commercial
Excluding Delivery Service Only	949	1,061	3,957	4,364
Delivery Service Only	2,870	2,971	11,739	11,921
Industrial
Excluding Delivery Service Only	56	72	242	287
Delivery Service Only	657	802	3,002	3,175
Total	7,577	7,774	31,963	33,112

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$182.8	$161.5	$567.8	$552.0
Delivery Service Only	5.6	5.4	19.0	19.0
Commercial
Excluding Delivery Service Only	44.2	39.8	161.8	154.1
Delivery Service Only	13.3	11.2	46.4	41.2
Industrial
Excluding Delivery Service Only	2.3	2.0	8.1	7.8
Delivery Service Only	2.8	9.3	14.5	22.1
System Sales	251.0	229.2	817.6	796.2
Off-System Sales	31.2	42.2	197.7	157.4
Other	1.8	2.6	8.7	9.2
Total	$284.0	$274.0	$1,024.0	$962.8

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	13,044	11,796	37,675	39,199
Delivery Service Only	1,472	1,298	4,119	4,310
Commercial
Excluding Delivery Service Only	3,432	3,101	12,205	12,464
Delivery Service Only	7,550	7,502	29,289	30,367
Industrial
Excluding Delivery Service Only	182	167	650	658
Delivery Service Only	4,382	5,196	18,432	17,897
System Sales	30,062	29,060	102,370	104,895
Off-System Sales	3,991	5,266	18,782	19,963
Total	34,053	34,326	121,152	124,858

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating/Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days	- Actual	1,758	1,575	4,657	4,636
	- Normal	1,687	1,708	4,770	4,762
Cooling Degree Days	- Actual	16	76	777	927
	- Normal	24	24	851	846

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Year Ended
	December 31,
	2008	2007
Effective Tax Rate	5.7%	33.9%
Equity Investment In Nonregulated Businesses – End of Period (In Millions)	$1,668.4	$3,693.8
Equity Investment In Regulated Business – End of Period (In Millions)	$1,513.0	$1,646.4

Common Stock Data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Common Stock Dividends - Per Share
–Declared	$0.4775	$0.4350	$1.9100	$1.7400
–Paid	$0.4775	$0.4350	$1.8675	$1.6825

Market Value Per Share
–High	$30.17	$104.29	$107.97	$104.29
–Low	$21.70	$85.81	$13.00	$68.78
–Close	$25.09	$102.53	$25.09	$102.53

Shares Outstanding–End of Period (In Millions)	199.1	178.4	199.1	178.4

Book Value per Share–End of Period	$15.98	$29.93	$15.98	$29.93